UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

[Subsequent to this filing, the following letter was sent by Amgen Inc. to certain institutional holders of our common stock. We encourage our stockholders to similarly consider this letter when casting their vote.]

Amgen One Amgen Center Drive Thousand Oaks, CA 91320-1799 805.447.1000

«DATE»

«SALUTATION» «FIRSTNAME» «LASTNAME»

«COMPANYNAME»

«ADDRESS1»

«ADDRESS2»

«CITY», «STATE» «ZIPCODE»

Dear «SALUTATION» «LASTNAME»:

I want to take a moment to thank you for your investment in Amgen. I typically write around this time of year to provide a short summary of Amgen’s Board of Directors’ recommendations for our Annual Meeting of Stockholders.

Execution of Our Strategy.

Innovation is at the core of our strategy. In 2021, we remained focused on innovation while navigating the ongoing impact of the pandemic.

•

We launched three medicines that address serious diseases – LUMAKRAS® for the treatment of advanced non-small cell lung cancer, TEZSPIRE™(1) for the treatment of severe asthma, and an expanded indication for Otezla® for the treatment of plaque psoriasis across all severities (mild, moderate, and severe).

•

We completed strategic business acquisitions that complement our internal innovation, including Five Prime Therapeutics, Inc. and bemarituzumab, a first-in-class antibody in oncology, and Teneobio, Inc. and its proprietary bispecific and multispecific antibody technologies and portfolio of early-stage oncology assets.

•	We entered into a collaboration with Kyowa Kirin Co. Ltd. to develop and commercialize AMG 451, a Phase 3-ready first-in-class asset in inflammation.

Our Commitment to Society.

Our approach to environmental sustainability, social responsibility, and corporate governance, or ESG, begins with our mission to serve patients and is supported by our long-standing focus on using resources responsibly to support the sustainability of our business.

•

In 2021, we launched a new environmental sustainability plan, our third since 2007, that includes a target of achieving carbon neutrality in our operations by 2027 (while also aiming to further reduce our water use by 40% and waste disposed by 75%).(2)

•

Since its inception, The Amgen Foundation, Inc.(3) has contributed more than $375 million to non-profit organizations around the world that complement Amgen’s purpose-driven dedication to impacting lives in inspiring and innovative ways, including through four signature science education programs that, in 2021 alone, reached over 27 million students and educators worldwide.

(1)	Being developed in collaboration with AstraZeneca plc.
(2)

Carbon neutrality goal refers to Scope 1 and 2 emissions. Reductions take into account only verified reduction projections, and do not take into account changes associated with the contraction or expansion of the Company and are measured against a 2019 baseline.

(3)	A separate legal entity entirely funded by Amgen Inc.

•

We increased our focus on diversity, inclusion, and belonging, including by adding an ESG goal to our Company performance goals for our annual cash incentive plan, working to improve the diversity and representation of racial and ethnic minority populations in clinical trial research, and aspiring to double our supplier diversity spend and triple our Black-owned business spend in the U.S. by 2023.(4)

Voting Matters and Board Recommendations.

By now, you should have received the proxy statement for our upcoming Annual Meeting to be held on May 17, 2022. I would like to ask for your support by voting with the following recommendations of our Board of Directors:

FOR each Director Nominee	Item 1:	Election of 12 directors to serve on our Board until the 2023 annual meeting of stockholders.

FOR	Item 2:	Advisory vote to approve our executive compensation.

FOR	Item 3:	Ratification of Ernst & Young LLP as our independent registered public accountants.

As you consider your vote, below is a summary of our corporate governance and compensation practices and a synopsis of our achievements in 2021:

Our Board consists of a group of highly qualified leaders in their respective fields. It includes three women and two diverse directors and has strong refreshment practices, with seven new directors appointed since 2015, and an average Board tenure of ~6 years.

•	Many of our directors have:

–	Senior leadership experience at large companies and significant and wide-ranging management experience.

–	Public company leadership, an understanding of corporate governance practices and trends, and unique perspectives.

–

Extensive scientific and healthcare expertise relevant to our industry, including pioneering scientific research in the areas of oncology and cardiology and experience leading important academic institutions.

We are committed to corporate governance best practices, informed by stockholder engagement, and overseen by our highly experienced and independent Board.

•

Our lead independent director, Robert A. Eckert, has substantial and specific duties and has been elected by our Board to serve as the lead independent director in 2022 subject to his re-election to the Board by stockholders.

•	We have a highly independent Board (11 of our 12 director nominees are independent) and only independent Board members serve on key standing committees.(5)

•

We have a long-standing practice of stockholder engagement throughout the year and at our Annual Meeting. Since our 2021 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders owning ~52% of our outstanding shares. In addition to these governance-focused outreach activities, we have more than doubled our participation in investor events and engagement sessions since 2017.

(4)	Measured against a 2019 baseline.
(5)	Key standing committees of the Board include the Audit, Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating Committees.

Our Board has a history of responsiveness to stockholder feedback.

In addition to our stockholders electing our Board annually by majority voting and having rights to act by special meeting, written consent, and proxy access, as well as our robust clawback and recoupment mechanisms, we have expanded and enhanced a number of our disclosures, including data from our annual Consolidated EEO-1 Report,(6) mapping our ESG reporting to the Sustainability Accounting Standards Board (SASB) standards for our industry, and reporting on drug pricing practices.

We have implemented compensation best practices, including:

•

A substantial majority of our Named Executive Officer, or NEO, compensation is performance-based (including 80% of total target equity, of which 50% are three-year performance awards and 30% are stock options).

•

Our equity incentive plan provides that our equity awards are subject to a minimum vesting period of no less than one year for 95% of equity awards granted. Our grants generally vest over four years, with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date.

•	We have robust stock ownership and retention guidelines.

•

We have strong recoupment mechanisms, including a clawback policy that permits recapture of past cash or equity compensation awarded to our executive officers and a recoupment policy that permits a determination that cash incentive awards are not earned and to facilitate the forfeiture and cancellation of unvested or unexercised equity awards (granted after December 31, 2020).

Executive compensation is aligned with our business strategy and is performance-based.

•	We pay for performance, and pay outcomes reflect the achievements of our NEOs against our short- and long-term performance.

•	76% of my 2021 target direct compensation and 71% of our other NEOs’ target direct compensation was based solely on our Company’s performance.

•	92% of my 2021 target direct compensation and 84% of our other NEOs’ target direct compensation is “at-risk.”

•

Our Compensation and Management Development Committee, or Compensation Committee, approves annual Company goals that are designed to focus our NEOs and all our staff members on delivering our financial and operational objectives to drive annual performance, advance strategic priorities, and position us for longer-term success.

–

To build the infrastructure to support achievement of our 2027 environmental sustainability plan and further embed diversity, a sense of belonging, and inclusion into our culture, our Compensation Committee added an ESG goal in 2021 focused on two areas: an environmental goal and social responsibility goal.

We executed on our strategic priorities in 2021 and delivered strong performance while continuing to provide uninterrupted supply of our medicines globally.

•

As noted above, we launched new products (LUMAKRAS, TEZSPIRE, and the expanded indication for Otezla) and, to augment our pipeline and research capabilities, we completed several strategic transactions (Five Prime Therapeutics, Inc. and bemarituzumab, Teneobio, Inc., and a collaboration with Kyowa Kirin Co. Ltd.).

•	We executed key clinical studies and advanced our innovative first-in-class pipeline:

–	Advanced bemarituzumab into Phase 3 for the treatment of patients with human epidermal growth factor receptor 2 negative FGFR2b-positive gastric and gastroesophageal junction cancer;

–	Expanded KYPROLIS® U.S. prescribing information to include its use in combination with DARZALEX FASPRO®(7) and dexamethasone for patients with multiple myeloma at first or subsequent relapse; and

(6) Beginning with our Consolidated EEO-1 Report filed in 2021.

(7) DARZALEX FASPRO is a registered trademark of Janssen Biotech, Inc.

–	Progressed our early innovative pipeline forming 7 product teams,(8) initiating 4 first-in-human studies, and advancing 4 programs through our early-to-late stage portal.

•	We advanced our biosimilar programs (with 11 biosimilars in our current portfolio) and Phase 3 studies underway for three biosimilars.

•

The U.S. Food and Drug Administration approved (in January 2022) our latest U.S. biomanufacturing plant featuring innovative technologies in Rhode Island, expanding our manufacturing capacity while also delivering environmental and cost efficiencies, and we announced plans to invest approximately $1 Billion to build two additional U.S. plants (in Ohio and North Carolina) featuring innovative technologies that support our 2027 environmental targets, while expanding our access to diverse talent.

Our strong cash flows and balance sheet allowed for significant investment in 2021 for long-term growth, while simultaneously providing substantial returns to stockholders.

•	We invested in excess of $8.2 Billion for long-term growth, including $4.8 Billion in our research and development activity, $2.5 Billion for acquisitions, and $880 Million in capital projects.

•	We returned $9 Billion to stockholders ($4 Billion in dividends and $5 Billion in share repurchases).

Continued retention of Ernst & Young LLP as our independent registered public accountants is in the best interest of the Company and its stockholders.

Our Audit Committee periodically considers whether there should be a rotation of our independent registered public accountants. Each year, the Audit Committee evaluates the performance of the independent registered public accountants and determines after such evaluation whether to re-engage the current independent registered public accountants. Based on this evaluation, the Audit Committee believes that the continued retention of our independent registered public accountants is in the best interests of the Company and its stockholders.

***

This year, our 2022 Annual Meeting of Stockholders will be held virtually. While you will not be able to attend the Annual Meeting in person, of course, we will afford you, to the extent possible, the same rights and opportunities to participate as you would at an in-person meeting, including a meaningful opportunity to ask questions.

I realize there are many demands on your time and want to thank you for your attention. We would welcome the opportunity to discuss any of our proxy statement voting matters with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

«SECONDNAME»

(8)	Formed when a molecule has been judged to have the potential to be safe and effective in humans.